UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A filing consists of the following communications relating to the proposed acquisition (the “Acquisition”) of Brocade Communications Systems, Inc. (“Brocade”) by Broadcom Limited (“Ultimate Parent”), a limited liability company organized under the laws of the Republic of Singapore, Broadcom Corporation (“Parent”), a California corporation and an indirect subsidiary of Ultimate Parent, and Bobcat Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 2, 2016 by and among Brocade, Ultimate Parent, Parent and Merger Sub:

(i)	Letter to Brocade Employees distributed on November 18, 2016 by Lloyd Carney; and

(ii)	Updated Frequently Asked Questions (FAQs) relating to the Acquisition, made available on November 18, 2016.

The items listed above were first used or made available on November 18, 2016.

Letter to Brocade Employees distributed on November 18, 2016 by Lloyd Carney

Brocadians,

I hope that you’ve all made time to review the acquisition-related materials we’ve provided on the Information Center. We continue to make steady progress on the transaction, and I would like to give you a short recap:

•	Market Reaction. Since the announcement, many of you have asked about how the marketplace has reacted to our news. As we discussed at our last All-hands meeting, we were not proactively shopping Brocade in the marketplace, but when we were approached by Broadcom with a compelling offer, we had a duty to consider that offer along with alternative opportunities. This process revealed a healthy interest in our company, though we concluded the Broadcom offer was in the best interests of our company and its shareholders. In light of Broadcom’s desire to divest the IP Networking business, we have jointly gone back to the market and are seeing even stronger interest in the IP Networking business. We are spending considerable time fulfilling requests for meetings and presentations – and that is a good problem to have.

•	IP Networking business. We had several important meetings this week with potential buyers, each meeting reinforcing the market’s recognition of the value we have created. Our focus to identify a single buyer for the IP Networking business is resulting in a number of strong leads from a diverse set of potential buyers. Given the strong interest, working alongside Broadcom, we are able to be selective in prioritizing those that we know have the genuine interest and ability to purchase the IP Networking business as a whole. While our goal was to complete the presentations this week, the level of demand necessitates that we have follow up meetings over the weekend and into next week. Barclays Bank has already confirmed two more strategic meetings. While I can’t disclose details, I want you to know that I remain optimistic in our approach.

•	SAN business. We are also having productive integration planning meetings with Broadcom. Brocade leadership from a number of key functional groups met with Broadcom counterparts this week to help Broadcom develop a deeper understanding of our SAN business and its full requirements. Broadcom shares our strong interest in ensuring a seamless transition for product development and support, as well as continued excellence in customer and partner experience.

•	Acquisition planning. Within Brocade, we continue to identify and allocate resources for the SAN, Network Edge, Software, and Switching/Routing/Analytics teams. This process will enable us to help ensure that every part of our business is appropriately supported upon the close of any transaction. And in the meantime, while there is plenty of opportunity for distraction, I hope you can minimize the disruption in your day-to-day responsibilities. Further, I can assure you that we will share more information with you as details become available.

•	Transition resources. As I mentioned last week, I know that many of us continue to grapple with the changes on our horizon. The HR team is already hard at work collaborating with business leaders to design a series of tools, resources and interactions that will help you and your teams work through the transitions we will face. We are committed to supporting all Brocadians in this process, and expect to be able to communicate more about these services soon. In the meantime, consider reviewing the ‘Change & Transition Management Tips’ already posted on the Information Center. In addition to these tips, we have posted a reminder about ‘gun jumping’ and guidance on ‘communication processes’ that I know will be useful to you. Lastly, with your input, we have added new items to our growing list of FAQs. Although you may still have unanswered questions, please be assured that we will keep the information flowing.

For me, the last week has been powerful. I have had the opportunity to talk with potential buyers about the Brocade story – about our industry-leading innovations, our ‘Customer First’ culture, and our long and storied heritage of excellence. I had not expected to begin my 5th year at Brocade in quite this way, but retelling our story and seeing how these potential buyers value what we have built makes me very proud of what we have accomplished together. The Brocade story is not finished, and I’m confident that with our collective resolve and commitment, the next chapter will be an interesting if not exciting one.

I look forward to seeing many of you at our next All-Hands meeting on Monday, November 21 at 4pm PT. We will briefly recap FY16, share additional acquisition updates, and of course take your questions.

Lloyd

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed transaction, Brocade intends to file relevant materials with the SEC, including a proxy statement. Promptly after filing its definitive proxy statement, Brocade will mail the proxy statement to each Brocade stockholder entitled to vote at the special meeting relating to the transaction. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT BROCADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents filed by Brocade with the SEC in connection with the transaction (when they become available), may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Brocade’s website (http://www.brcd.com) or by contacting Brocade’s Investor Relations at (408) 333-6208 or scoli@brocade.com.

Brocade and its directors and officers may be deemed to be participants in the solicitation of proxies from Brocade’s stockholders with respect to the proposed transaction. Information about Brocade’s directors and officers and their ownership of Brocade’s common stock is set forth in Brocade’s proxy statement on Schedule 14A filed with the SEC on February 25, 2016, and Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, filed on December 22, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Updated Frequently Asked Questions (FAQs) relating to the Acquisition, made available on November 18, 2016

NEW: Latest Updates - November 18, 2016

Brocade Q&A | General Questions & Organizational Alignment

Does an employee have an option to decide to go with which entity (SAN vs. IP Networking)?

•	Functional leaders are evaluating the necessary resources for each Business; the alignment of employees to the respective Business unit will be at the decision and discretion of the functional executive.

Will Brocade split the team before the IP Networking business is sold?

•	Functional leaders are evaluating the necessary resources for each Business. There is currently no plan to ‘split’ teams in advance of the close of any transaction.

Can I contact hiring managers in Broadcom now?

•	Brocade employees are reminded to avoid ‘gun-jumping’ and contacting persons at Broadcom outside of approved diligence and integration planning. It is important that both companies maintain their status as independent companies until the transaction closes. When it becomes appropriate to specifically engage with a Broadcom employee, such information will be shared. Additional guidance on ‘gun-jumping’ is available here.

Will the Broadcom storage BU stay in our current buildings or will they move? Will remote US sites remain open (Plymouth, Broomfield)? Will we keep our buildings in SJ? Will we move into another Broadcom facility in Bangalore?

•	Both Brocade and Broadcom have sizeable real estate assets. No decisions regarding real estate or working locations have been determined at this time. We understand the interest in this topic and will provide additional information as it becomes available. We have at least several months before any changes to working location or real estate can be expected.

Is there a guarantee there will be no layoffs until the Broadcom deal closes? After a buyer for IP Networking is identified and before the deal closes, could there be layoffs based on the buyer’s business objectives?

•	Before any deal closes, with Broadcom or a buyer of the IP Networking business, Brocade is an independent public company and will manage the business accordingly. Potential buyers cannot direct our day-to-day operations.

•	We understand the uncertainty the announcement and pending divestiture has created for employees. In the event that there are redundancies in the business in connection with the Broadcom acquisition, employees will be provided a 2-month notice period or pay in lieu of notice and the appropriate severance benefit.

Can the IP Networking business be sold before the Broadcom deal closes?

•	Under the merger agreement, Broadcom has agreed to acquire all of Brocade. As a result, our current planning assumption is that Broadcom’s planned divestiture of the IP Networking business would occur after the close of the acquisition of Brocade by Broadcom (which could be immediately after the close, or a longer period of time). However, as Brocade supports Broadcom in its efforts to find a buyer for the IP Networking business, the timeline has the potential to change.

Broadcom General FAQ	Page 1 | 5

Will Broadcom downgrade our Director titles to Sr. Manager for them? Will job grading change? Will Broadcom have lower titles?

•	Brocade and Broadcom have not yet had conversations about Broadcom’s job leveling or grade levels. While the agreement between Brocade and Broadcom provides for no less favorable salary, bonus opportunity and health and welfare benefits for one year following the closing date for Brocade employees that become Broadcom employees, titles and job grade are not defined and remain subject to Broadcom’s practices and guidelines. Employees who are offered continuing employment with Broadcom can expect additional information at the appropriate time.

People Q&A | Compensation: Base & Variable Pay (i.e.: BIP, Commission, Etc.)

Is the upcoming focal review the last one? (The last BIP)?

•	Brocade continues to operate as an independent company. With the exception of some voluntary programs (ESPP, for example), business processes and programs remain. At Brocade, for non-sales employees, focal is a semi-annual process to measure individual performance based on objectives. The next focal cycle for BIP participants will occur in late 1H. Depending on the close of the transaction, a 2H cycle may also occur.

Does Broadcom have plans similar to Brocade’s BIP?

•	While we understand the importance of variable pay and incentive plans such as BIP, we don’t yet have details about Broadcom’s offerings at this time. As previously stated, for an employee that continues employment with Broadcom, the agreement between Brocade and Broadcom provides for bonus opportunity no less favorable than the bonus opportunity such employee is entitled to receive just prior to closing for a period of one year following the closing date.

People Q&A | Health & Welfare (Medical, Dental, Life, PTO, Etc.)

How will accrued PTO balances be handled for Brocade employees who are offered continued employment with Broadcom or the buyer of the IP Networking business?

•	In the U.S., Broadcom employees do not accrue PTO and have a flexible time off program. Information about Broadcom’s PTO program will be provided when available. Outside of the U.S., PTO and vacation balances will be addressed based on the norms and legal requirements of each country.

•	For employees who continue employment with a buyer of the IP Networking business, disposition or continuation of PTO accruals are unknown at this time. Additional information will be provided when available.

How will accrued PTO balances be handled for Brocade employees who are not offered continued employment with Broadcom or the buyer of the IP Networking business?

•	Unused accrued PTO is treated as compensation in the U.S. and is paid to a Brocade employee at the time of separation. PTO payouts outside of the U.S. vary based on country-specific requirements.

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Are we to understand that Brocade will pay the COBRA premiums for our existing medical plan? If so, how long will these Brocade COBRA medical premium payments continue after a separation?

•	For U.S. employees who are not offered continuing employment with Broadcom or a buyer of the IP Networking business, COBRA benefits will be paid on behalf of the separated employee for a period of weeks equal to the severance period. Actual coverage of benefits is based on the employee’s elected benefits at the time of separation. 100% of the benefit premium and COBRA administration fee is paid by the company. The separated employee would be responsible for COBRA premiums beyond the period covered by the company for up to 18 months from the separation date. Additional details about COBRA will be provided at separation.

•	Continuation of benefits for employees outside the U.S. varies by country. For questions about programs in your country, contact benefits.

(U.S. specific question) What happens to my Health Care FSA if my employment ends before the plan year ends?

•	While enrolled in the FSA plan you are able to submit expenses for the period of your employment. Your annual contributions will be calculated and deducted over 24 pay periods. Your participation in the Health Care FSA will end as of your termination date. If you have a positive balance, you may submit receipts for reimbursement for any eligible expenses that were incurred prior to your termination date, but no later than 90 days after the end of the plan year. For example, if your participation in the plan ends on July 15, 2017, you are able to submit incurred expenses from January 1, 2017 – July 15, 2017. You can continue to submit claims during this period through the end of the plan year (12/31/2017) and up to 90 days after this date (March 31, 2018) for claims incurred between January 1, 2017 – July 16, 2017.

(U.S. specific question) What happens if Brocade’s flexible spending plan is terminated during the plan year?

•	It depends on the nature of the termination. In some cases, a new employer plan may assume the annual elections and balances of plan participants and roll them into the new plan. Generally, if the plan is terminated, then Health Care FSA claims incurred up to the plan’s termination date are eligible for reimbursement up to the employee’s annual election amount. For Dependent Care FSA, all claims incurred up to the plan terminations date are eligible for reimbursement up to the amount available within your dependent care account. In both instances, claims can be submitted no later than 90 days after the termination of the plan.

People Q&A | Leaving Brocade: Notification & Severance

The Nov 11 updated FAQ provided four examples of notice pay and severance calculation. From the examples, the U.S. calculations appear inconsistent for a recently hired individual contributor and longer term manager. Is there an error in the examples? Can you explain?

•	For all employees in the U.S., the severance calculation is based on 2 weeks per year of service. There are different severance minimums based on your level (i.e., Individual contributor, manager or director). The minimum severance in the U.S. is 8 weeks for an individual contributor; hence the employee with only 2 years of service benefitted from an uplift to the minimum (from 4 weeks to 8 weeks). This example was selected to illustrate Lloyd’s statement at the All Hands that in the U.S., the minimum separation pay would be 4 months of pay (2 months notice + 2 months severance). We do not generally publish our complete severance schedules. As mentioned in the November 11 FAQ update, these are representative examples only, and the calculations across all jobs and all countries is complex and based on many factors.

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What are the notice and severance formulas by location/region (i.e. San Jose, other U.S. sites, India, etc.)?

•	Brocade’s notification and severance guidelines are based on notification regulations and severance formulas that vary by country, role and service. Generally, Brocade employees who are not offered continuing employment by Broadcom or a buyer of the IP Networking business will be provided a total minimum separation pay equal to 3 months pay (notice pay and severance combined). This minimum will vary by country, role and service.

•	Specifically regarding severance formula, employees in the U.S. who are not offered continued employment by Broadcom or the buyer of the IP Networking business will be offered 2 weeks of severance pay for each full year of service, up to a maximum of 52 weeks.

Are notification and severance calculations prorated or rounded up for partial (less than a full year increments) years of service?

•	Notification calculations are generally flat number based requirements by location and not prorated or rounded up. Severance calculations are based on full years of service and are not prorated or rounded up. It’s important to note that all Brocade employees are being given credit for their prior service.

Does an employee have an option to choose a severance package instead of an offer of continued employment? Can I ask for a severance package between now and the deal closure?

•	Employees who are offered continued employment by Broadcom or a buyer of the IP Networking business are not eligible for severance if they decline such an offer. Brocade does not have plans to implement a voluntary separation program, so voluntary requests for early separation with severance will not generally be accepted.

If an employee is not offered continued employment, how much advance notice would be given (this is important for those with immigration status)?

•	Notification requirements regarding separations of this nature (for other than cause) vary by country. Brocade will of course satisfy those obligations. At a minimum, we intend to provide 2 months of notice whenever possible—recognizing that this is particularly important to foreign nationals. In circumstances where a notice period is not possible, we will provide pay in lieu of notice. See additional information on this topic in the FAQs. Additional information specific to immigration FAQs are available here.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Brocade Communications Systems, Inc. (“Brocade”) and Broadcom Limited (“Broadcom”). In connection with the proposed transaction, Brocade intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Brocade will mail the definitive proxy statement and a proxy card to each stockholder of Brocade entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BROCADE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT BROCADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE

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THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BROCADE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Brocade with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Brocade’s website (http://www.brcd.com) or by contacting Brocade’s Investor Relations at (408) 333-6208 or scoli@brocade.com.

Participants in the Solicitation

Brocade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Brocade’s stockholders with respect to the proposed transaction. Information about Brocade’s directors and executive officers and their ownership of Brocade’s common stock is set forth in Brocade’s proxy statement on Schedule 14A filed with the SEC on February 25, 2016, and Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, which was filed on December 22, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Legal Notice Regarding Forward-Looking Statements

This communication, and any documents to which Brocade refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Brocade’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of Brocade and Broadcom for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Brocade’s business and the price of the common stock of Brocade, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of Brocade and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Brocade’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Brocade’s ongoing business operations (vii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the proposed transaction; (viii) unexpected costs, charges or expenses resulting from the proposed transaction, (ix) the ability of Broadcom to achieve its plans, forecasts and other expectations with respect to Brocade’s business after completion of the proposed transaction; and (x) other risks described in Brocade’s and Broadcom’s filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Brocade does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

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